Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2011, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial statements, as to which the date is August 19, 2011, relating to the consolidated financial statements and financial statement schedule, which appears in Crossroads Systems, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-172792).

/s/ PMB Helin Donovan, LLP

Austin, TX
September 23, 2011